Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Bottomline Technologies (de), Inc. for the registration of 6,000,000 shares of its common stock and to the incorporation by reference therein of our report dated July 29, 2004, with respect to the consolidated financial statements and schedule of Bottomline Technologies (de), Inc. included in its Annual Report (Form 10-K/A Amendment No. 1) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 15, 2005